EXHIBIT 10.1

Summary of Hudson Highland Group, Inc. 2008 Incentive Compensation Program

The following is a summary of the material terms of the Hudson Highland Group, Inc. (the “Company”) 2008 Incentive Compensation Program applicable to the Company’s executive officers:

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The Compensation Committee of the Board of Directors of the Company annually sets bonus performance targets to reflect the growth in the Company’s earnings before income tax (“EBIT”) year over year. This growth is measured in both dollars of EBIT and EBIT as a percentage of revenue. EBIT is calculated net of bonuses payable under the program and net of adjustments the Compensation Committee determines are appropriate.

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The target bonus payable to Jon F. Chait, the Company’s Chief Executive Officer, will be paid upon the achievement of EBIT performance targets for the Company. Bonus for achievement in excess of the targets will be paid equal to 5% of EBIT earned above the target. The bonus payable is not capped.

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The target bonus payable to Donald E. Bielinski, the Company’s Senior Vice President, Chairman—Hudson Asia Pac and Chairman—Hudson Talent Management, will be paid upon the achievement of EBIT performance targets for the Company (60%) and his business units (40%). Bonus for achievement in excess of the targets will be paid equal to 0.5% of his business units’ EBIT. The bonus payable is not capped.

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The target bonus payable to Mary Jane Raymond, the Company’s Chief Financial Officer, will be paid upon the achievement of EBIT performance targets for the Company. Bonus for achievement in excess of the targets will be paid ratably.

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The target bonuses payable to the other executive officers of the Company, and the Corporate portion of Mr. Bielinski’s bonus, will be paid by tranche based thresholds and targets of both dollars of EBIT and EBIT as a percentage of revenue results by region, with a tranche for Corporate performance as well. Performance over targets will be paid ratably based on EBIT dollars. The payments by tranche will be as follows:

•	21% on North America’s EBIT target and threshold

•	21% on Europe’s EBIT target and threshold

•	21% of Australia/New Zealand’s target and threshold

•	7% on Asia’s EBIT target and threshold

•	30% on Corporate’s EBIT target and threshold

The bonus payable will be capped at 200% of bonus at target.

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No bonus will be paid at or below threshold levels of the EBIT performance targets. If actual performance is between the threshold and the target, then the bonus will be scaled on a pro rata basis based on dollars of EBIT.

The potential amounts payable to the Company’s named executive officers under the 2008 Incentive Compensation Program are as follows:

	Threshold Payout	Target Payout	Maximum Payout
Jon F. Chait	$0	$750,000	N/A
Mary Jane Raymond	$0	$233,333	N/A
Margaretta R. Noonan	$0	$192,500	$385,000
Donald E. Bielinski	$0	$183,333	N/A
Richard S. Gray	$0	$150,000	$300,000